Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on the Schedule 13G filed herewith (and any amendments thereto), relating to the Class A Ordinary Shares of Isos Acquistion Corp. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.
This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 27, 2021.

TELEMARK ASSET MANAGEMENT, LLC

By:	/s/ Brian C. Miley
Name: Brian C. Miley
Title: Chief Financial Officer

TELEMARK FUND, LP

By: Telemark Asset Management, LLC, investment adviser

By:	/s/ Brian C. Miley
Name: Brian C. Miley
Title: Chief Financial Officer

By:	/s/ Colin McNay
Name: Colin McNay, in his individual capacity